Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

National Holdings Corporation

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 21, 2018 relating to our audit of the Company’s consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

May 30, 2019